Exhibit 10.39

June 7, 2005

[NAME]

[ADDRESS]

Dear [NAME]:

On [DATE], you loaned Corgenix Medical Corporation (the “Company”) $[                   ] as evidenced by that certain promissory notes dated [DATE] (the “Promissory Notes”), a copy of which is attached to this letter agreement.  You and the Company have agreed in principal to a transaction whereby the Company would issue shares of the Company’s common stock (“Shares”) and warrants to acquire additional shares of common stock (“Warrants”) in exchange for your agreement to accept the Shares and Warrants in full satisfaction of all amounts owed by the Company to you pursuant to the terms of the Promissory Note.  This letter memorializes the agreement between you and the Company and sets forth the specific terms and conditions thereof:

1.             The aggregate amount of unpaid principal and accrued and unpaid interest on the Promissory Notes as of the date of this letter agreement is $[                   ] (the “Outstanding Amount”).

2.             The price per Share at which the Outstanding Amount will be converted is $0.25.  Consequently, the Company will issue [                   ] Shares to you.

3.             The Company will issue Warrants to acquire up to an additional [                   ] Shares.  The exercise price for the Warrants will be $0.23 per Share.  The Warrants expire June 6, 2012.

4.             You hereby agree and acknowledge that the Shares and Warrants constitute full repayment of all amounts owing under the Promissory Note and that such Promissory Note shall therefor be deemed to be paid in full.  You further agree that you will immediately forfeit the Promissory Note to the Company.

5.             You hereby make the following representations and warranties upon which the Company will rely in connection with the issuance of the Shares and Warrants:

(a)           You have had the opportunity to make an independent evaluation of the Company and an investment in the Company and to consult with such of your own advisers as you deem appropriate;

(b)           You confirm that you have been afforded an opportunity to request information from and pose questions to the Company with respect to the terms and conditions of the Shares and Warrants, to obtain any additional information necessary to verify the accuracy of any information provided by the Company, and the Company has responded to all questions or inquiries to your satisfaction;

(c)           You recognize that your investment in the Company is speculative and you may lose some or all of the total amount of the investment;

(d)           You understand that the transferability of the Shares and Warrants is restricted by applicable federal and state securities laws, and that you cannot readily liquidate your investment in the Company;

(e)           You are receiving the Shares and Warrants for investment purposes and your own account, and have no present intention of distributing or reselling the same.  You acknowledge that your State of residence may impose restrictions on the right to transfer the Shares or Warrants and that there are restrictions on transfer under the federal securities laws;

(f)            You are an “accredited investor” pursuant to Section 501(a) of Regulation D promulgated under the Securities Act of 1933; and

(g)           You have sufficient knowledge and experience in financial and business matters so as to enable you to evaluate the merits and risks of the proposed investment.  You are able to bear the economic risk of this investment, with the full understanding that you may lose the entire investment, and lose the entire investment in the Shares and Warrants without producing a material adverse change in your standard of living as of the date hereof.

Please confirm the foregoing terms of this letter agreement by signing where provided below.

Sincerely yours,
Corgenix Medical Corporation

By:
William H. Critchfield, Chief Financial Officer
AGREED AND ACKNOWLEDGED THIS
7th DAY OF JUNE, 2005